Sunstone Hotel Investors, Inc.

SUNSTONE HOTEL INVESTORS, INC.

Moderator: Bryan Giglia

May 3, 2016

11:00 am CT

(Operator):  Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the first quarter conference call. At this time, all participants are in a listen-only mode. Later we’ll conduct a question and answer session and instructions will be given at that time. I would now like to remind everyone that this conference is being recorded today, Tuesday, May 3, 2016 at 9:00 am Pacific Daylight Time. I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

(Bryan Giglia):  Thank you, Angela, and good morning everyone. By now, you should have all received a copy of our first quarter earnings release and supplemental, which were released yesterday. If you do not yet have a copy, you can access it on our website. Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectus’, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected.

We caution you to consider those factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information, including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

Sunstone Hotel Investors, Inc.

With us on the call today are John Arabia, President and Chief Executive Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer. After our remarks, we will be available to answer your questions.

With that, I’d like to turn the call over to John. Please go ahead.

(John Arabia):  Good morning everybody and thank you for joining us today. Today I will provide an update on the performance of our business as well as an overview of the current operating environment, and then end with recent changes to our Board of Directors.

Marc will then provide a more detailed overview of our operating results and trends. Finally, Bryan will walk through our recent capital transactions and will also provide updated earnings guidance for the second quarter and for the full year 2016.

As we discussed last quarter, there has been no shortage of mixed signals that not only raise the level of uncertainty regarding the health of the hotel operating fundamentals, but also increase the risk of deteriorating RevPAR growth. The seasonally weak first quarter provided little clarity regarding the direction of operating fundamentals, as the first quarter continued to face various headwinds stemming from weak economic growth, while at the same time, continued to witness various pockets of strength.

The first quarter operating results, which included comparable hotel RevPAR growth of 1.5% and total hotel portfolio RevPAR growth of 0.7%, came in at the low end or just above the low end of our initial expectations. Nevertheless, cost containment at the property level and lower corporate overhead resulted in adjusted EBITDA and adjusted FFO that matched or slightly exceeded the top end of our guidance. Like any quarter, there were both positive and negative events that transpired, yet in the end, we continue to meet or exceed our operating and earnings expectations, despite the mixed signals in the broader economy and in the hotel business.

Sunstone Hotel Investors, Inc.

During the first quarter, transient demand, and in particular, demand from special corporate accounts was weaker than expected in several markets, including New Orleans, New York, Chicago and Houston. As a result of seasonally low occupancy rates, continued moderation in the level of corporate transient demand and weak citywide convention calendars in a few of our markets, room rate discounting became more common on the margin, as operators tried to take share. These factors contributed to a 100 basis point decline in our comparable hotel occupancy and a 2.8% increase in average rate.

While Chicago, Houston and New York were challenged in the quarter, transient demand was strong in other areas, including Los Angeles, San Francisco, which benefited materially from Super Bowl 50, and Orlando. Furthermore, group business continues to be a relative bright spot for our portfolio. While the first quarter of the year is one of our lowest group volume quarters due partially to the shift in the Easter holiday calendar, our hotels were able to increase group room rate by approximately 3.0%, while maintaining flat group occupancy.

Additionally, we’ve been pleasantly surprised about the performance of our Wailea Beach Resort during its renovation. The hotel exceeded its first quarter RevPAR budget by approximately $11.00 and exceeded its EBITDA budget by over $650,000 during a relatively heavy renovation period. To-date, we have not had to discount the room rates as much as we originally believed to entice travelers to stay with us. We believe this speaks directly to the appeal of the location and gives us greater confidence in long-term prospects of this property.

During the first quarter, comparable hotel EBITDA margins contracted 120 basis points, driven by the increased ground rent in San Diego, a year-over-year increase in real estate taxes in Chicago and Orlando, which were trued-up in the third quarter of 2015, and relatively anemic RevPAR growth in various markets. Normalizing for these expenses, margins for the quarter would have contracted approximately 40 basis points.

Sunstone Hotel Investors, Inc.

In regards to our repositioning activity, we remain pleased with the progress made at, and the near-term earnings outlook for, both the Boston Park Plaza and the Wailea Beach Resort. For Boston Park Plaza approximately 80% of the rooms have been renovated, and the last phase of un-renovated rooms were taken out of inventory last week. This means only renovated rooms are being sold at the hotel and all guests now experience a fully renovated beautiful product. We are on track to complete the last phase of guest rooms by the end of the second quarter, just in time for what is expected to be a busy summer travel season in Boston.

Separately, we continue to make considerable progress with the repositioning of the Wailea Beach Resort. The family pools have been completed and the feedback has been fantastic. The rest of the resort remains on track to be completed over the course of the year. While our guidance reflects a fair amount of disruption in Wailea this year, we remain enthusiastic regarding its potential earnings growth in 2017 and beyond. The Maui market remains strong and lower oil prices have had a direct benefit for Maui and our hotel. Our first quarter total revenue displacement in Wailea of roughly $2.2 million came in several hundred thousand dollars below our expectation, and we remain comfortable with the full year revenue displacement we presented last quarter of $14 million to $16 million. We anticipate roughly $4 million to $6 million of displacement to occur during the second quarter, as we complete the renovations of the Kapa restaurant, the Serenity Pool, the movie house, along with the beginning of construction of the Grand Lanai, the entry drive, Roy Yamaguchi’s new restaurant concept, phase two of our guest rooms, the Luau and what’s going to be a very exciting kids adventure pool.

Shifting gears, I’d like to provide a few additional thoughts on the current operating environment. As you’re all aware, there has been concern of late regarding the health of the lodging expansion. And as mentioned earlier, the seasonally weak first quarter did little to provide additional clarity.

On one hand, there are reasons to believe that benign economic growth is negatively impacting RevPAR growth. On an industry level, the first quarter represented the sixth straight quarter of decelerating RevPAR growth, and corporate transient demand has generally been softer than expected, resulting in

Sunstone Hotel Investors, Inc.

greater difficulty pushing rates. On a market level, New York City has been and is likely to continue to be plagued by significant supply growth and ever-increasing operating costs. Houston and, to a lesser extent, New Orleans are likely to continue to struggle, given their exposure to the oil and gas industry and their reliance on attracting visitors from sectors that have a high exposure to those industries.

On the other hand, there are reasons to remain positive, as several of our hotel level indicators suggest that hotel demand is likely to remain healthy in 2016 and 2017, which is more likely than not to result in a reacceleration of RevPAR growth for our portfolio in the second half of the year.

During the first quarter, our hotels produced a record 367,000 group room nights for all current and future periods, representing a 16% increase in group room night production versus the first quarter of last year. However, we do note that the first quarter group bookings reflect a large piece of training business that was booked at our two Houston hotels that, while positive, skews this number. Excluding the two Houston hotels, our portfolio produced just over 1.0% more group room nights than was the case in the first quarter of 2015, and this figure represents the third highest level of group room nights produced in the past seven years.

Furthermore, our 2016 group pace remain strong. 2016 group pace at the end of the quarter was up 10.8%, driven primarily by room’s growth and roughly 2.0% rate growth. This compares to the 12.9% group pace, we had at the end of the last quarter. We expect group pace to continue to moderate through the year, as we already have a large percentage of our group room nights on the books. As we stated on our previous call, the first quarter pace was the weakest of all four quarters and the second quarter is marginally better at 5.4%. That said, group pace in the third and fourth quarter remain very healthy, up roughly 25% and up 15%, respectively. In the third quarter group pace is the strongest at our Renaissance Orlando, Hilton San Diego Bayfront and Hyatt Chicago. In the fourth quarter, group pace is strongest at our Renaissance Washington D.C., Hilton San Diego Bayfront and Boston Park Plaza. While group attrition could increase, it’s encouraging that we have not witnessed any notable increase in In-The-Year-For-The-Year group cancellations or higher group attrition levels compared to our historic

Sunstone Hotel Investors, Inc.

ranges. Should this favorable trend continue, we believe, the most likely scenario is stronger RevPAR growth in the second half of the year for Sunstone.

Whatever eventually happens, whether it’s little RevPAR growth or outsized RevPAR growth, Sunstone is well-positioned not only to navigate, but also take advantage of nearly any economic situation. Our ratio of net debt and preferred to EBITDA remains below 2.5x, which we believe is the lowest in the industry. We have approximately $282 million of pro forma, unrestricted cash, in addition to an undrawn $400 million credit facility. Furthermore, we have approximately $7 million to $11 million of built in earnings growth in 2017, following our repositionings in Boston and Wailea. This level of growth assumes we only recover our 2016 displacement. However, we would expect our 2017 earnings contribution from these hotels to be considerably higher following the repositionings.

Lastly, I’d like to share with you various changes to our Board of Directors. First, I’d like to extend our appreciation to Lew Wolff, who recently retired from our board. Lew served the company and its shareholders for 11 years, and he will be missed. Additionally, I’m very pleased to report that our shareholders have elected two new directors to our Board. These appointments include Murray McCabe and Blake Baird. Murray is Managing Partner of Blum Capital and prior to joining Blum, he had a 20 year career at JPMorgan and was the Managing Director and Global Head of Real Estate and Lodging Investment Banking. Blake is the co-founder, chairman and CEO of Terreno Realty, a well-respected industrial REIT. Prior to starting Terreno, Blake was the president of AMB and had a long career as the Head of Real Estate Investment Banking for the Western United States at Morgan Stanley. These two executives bring with them a significant amount of experience, relating to real estate, corporate finance, corporate governance and mergers and acquisitions, and they will make a great addition to our board.

With that, I’ll turn it over to Marc to discuss our recent operating results and current operating trends. Marc, please go ahead.

Sunstone Hotel Investors, Inc.

(Marc Hoffman):  Thank you, John and good morning, everyone. Thank you for joining us today. I’ll review our portfolio’s first quarter operating performance in greater detail.

For the first quarter, our portfolio generated comparable hotel RevPAR growth of 1.5%, which was at the low-end of our expectations. Our RevPAR growth was driven by a 2.8% increase in ADR and a 100 basis point decrease in occupancy.

Despite the decline, total occupancy for the first quarter remained a solid 77.4%. Overall, five of our hotels generated double digit RevPAR growth during the first quarter, including the Marriott Quincy, our two Los Angeles Airport Hotels, Renaissance Long Beach and Hyatt Regency San Francisco, which generated RevPAR growth of 19%, driven by increased demand from the Super Bowl. The shift in the Easter holiday calendars and fewer citywides contributed to softer markets in Chicago and New Orleans, while Houston and New York continued to be challenged by a combination of soft demand and additional supply.

Shifting to our revenue management review for the quarter. Our portfolio grew transient room revenue by 0.5% despite generally flat rate growth and the modest increase in total transient room nights. During the first quarter, which is typically our lowest occupancy and lowest rate compression quarter, our hotel operators focused on driving business into all buildings at all levels. We were able to continue to improve our premium revenues by 3.2%, while a 2.2% increase in premium room nights and a slight increase in premium rate. The premium increase was offset by a decline in corporate negotiated revenues of 7.2% comprised of a decrease of 9.2% in room nights and a 2.7% increase in rates. Weakness in certain markets contributed to an increase in discounted room nights of approximately 8.0% during the first quarter, as operators look to fill occupancy.

On the group side for the first quarter, we witnessed group revenue growth of 3.0%, all in ADR, driven primarily from increases in corporate group. Hotels that saw a significant growth in corporate group include our Wailea Beach Resort, the Hilton San Diego Bayfront and the Boston Park Plaza. Our portfolio

Sunstone Hotel Investors, Inc.

did witness a decrease in association business due to decline in citywide in several markets. Looking at our group for the fall, as John mentioned, our group pace stands at 10.8% with strength showing in both Q3 and Q4. Our hotels have actively managed their group business and several of our large convention hotels now have a higher percentage of room nights on the books to achieve their forecast compared to last year.

With that, let me turn the call over to Bryan for more details on our earnings, balance sheet and guidance. Bryan, please go ahead.

(Bryan Giglia):  Thank you, Marc. At the end of the first quarter, we had $465 million of cash on hand, including $68 million of restricted cash. Adjusting for the redemption of the company’s Series D preferred stock in April, pro forma unrestricted cash would have been approximately $282 million. As of March 31 and adjusted for the redemption of the Series D preferred stock, we had $1.2 billion of consolidated debt and preferred securities.

During the first quarter, we issued $115 million of new Series E perpetual preferred stock and used the net proceeds from this offering to redeem our existing Series D preferred stock, subsequent to the end of the first quarter. The 6.95% coupon achieved on the new Series E is more than 100 basis points lower than our existing preferred, and is expected to generate pro forma savings to the company of approximately $1.2 million on an annual basis. This transaction is a further step in maximizing our financial flexibility, while maintaining our cost of capital.

As discussed on our last call, we repaid the $114 million mortgage secured by the Boston Park Plaza hotel with proceeds from a seven-year $100 million unsecured term loan and cash on hand. Following this refinance, our debt has a weighted average term to maturity of approximately 4.1 years and an average interest rate of 4.4%. Our variable full rate debt as a percentage of total debts stands at 21%. We have 21 unencumbered hotels that collectively generated approximately $194 million of EBITDA in 2015

Sunstone Hotel Investors, Inc.

and an undrawn $400 million credit facility. Our balance sheet is strong and we retain considerable flexibility to take advantage of opportunities as they present themselves.

Now, turning to second quarter and full year 2016 guidance. A full reconciliation can be found on Pages 17 to 19 of our supplemental, as well as in our earnings release. As you all know, our 2016 earnings are being negatively impacted by the repositioning of the Wailea Beach Resort, which we expect to be completed at the end of this year. As such, our guidance presents RevPAR for both our 29 hotel portfolio and our 28 comparable hotel portfolio excluding Wailea.

For the second quarter, we expect comparable 28 hotel portfolio RevPAR to grow between 2.0% and 4.0%. We expect second quarter adjusted EBITDA to come in between $96 million and $99 million and the adjusted FFO per diluted share to be between $0.36 and $0.38. For the full year, we expect our comparable 28 hotel portfolio RevPAR to grow between 2.5% and 5.0%. We lowered the top end of our previous RevPAR guidance by 50 basis points to reflect the first quarter’s performance.

Our full year hotel adjusted EBITDA margin guidance for the comparable portfolio reflects flat margins to a contraction of 30 basis points. And excluding the impact of San Diego’s rent increase, margins would have been expected to increase 30 basis points to 50 basis points. Our full year 2016, adjusted EBITDA guidance ranges from $324 million to $345 million and our full year adjusted FFO ranges from $1.19 to $1.28 per diluted share. Full year adjusted EBITDA and FFO guidance have been slightly increased to reflect Q1’s actual results.

With that, I’d like to now open the call up to questions. Angela, please go ahead.

(Operator):  Thank you. If you would like to ask a question please signal by pressing Star 1 on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, please press Star 1 at this time.

Sunstone Hotel Investors, Inc.

And we’ll first move to Jeff Donnelly with Wells Fargo.

(Jeff Donnelly):  Morning, actually just an opening question maybe for Marc. I was curious for your perspective on the industry, specifically the disconnect we continue to hear about between group and transient demand. I was wondering, if in your experience, if you think that’s sort of typical end of cycle behavior or do you subscribe to a view that maybe the softness in corporate transient is somewhat more temporary, as maybe we should adjust to a new normal of corporate profitability? I’m just curious what your thoughts were.

(Marc Hoffman):  Yes, Jeff, I think as I look at the crystal ball, the group does look strong and continues to look strong for several quarters. I think that the latter of what you just said in your most recent comment, I think this is more related to current corporate profitability and also probably a little bit of mix management in regards to, you know, holding onto strategies when there was a little bit more softening in the first quarter and where some people should have reversed that. So, I still feel good about corporate segmentation particularly mid-week moving forward.

(Jeff Donnelly):  And switching to San Francisco. I’m just curious, since you guys own one of the bigger box hotels there, how are you thinking about the expected disruption that’s coming at Moscone? And maybe as a follow-up, how successful have you guys been at backfilling some of the citywide demand that’s, you know, going to be lost in 2017 as they go through sort of worst of that renovation?

(Marc Hoffman):  Jeff, good question. When we bought the hotel a few years ago, one of the first things that John and the team really got focused on was the amount of group rooms that were on the books in the out years. And the hotel historically, you know, has sort of flatted out around 90,000 to 95,000 group rooms. And our belief is we needed to move that number north to 100,000 to 110,000 in the outer years.

So we are very focused on improving our pace in-house. And we look very good in 2017, and we look decent in 2018 and 2019. And we do believe that the convention center, as it gets to its peak of work,

Sunstone Hotel Investors, Inc.

which is really, call it, late 2016 through the middle to end of 2018 will have an effect, and we are working hard to backfill and be very much compressed from an in-house standpoint alone.

(Jeff Donnelly):  And so just in the group segment alone in San Francisco, do you think your 2016 to 2017 growth still looks reasonable?

(Marc Hoffman):  Yes, I mean, our 2016 to 2017 growth we think looks very reasonable.

(Jeff Donnelly):  And just maybe a last question, I guess, maybe for Robert or for John. I’m just curious how you’re thinking about the investment and financing market. Maybe what’s changed in the past six months and how you guys are thinking about dispositions?

(John Arabia):  Yes, I’ll take a start at it, and good morning Jeff, and I’ll turn it over to Robert. We stated about little over a year ago that we would be net disposers of hotels and that clearly has been the case as we have sold almost $600 million of our investments including the Doubletree, Buy Efficient, various loans that we have had. I don’t see any material change from that as we continue to trade at a discount to NAV.

And I’ll turn it over to Robert who I think will also discuss not the most amount of clarity in the current markets and also what’s happened from last summer.

(Robert Springer):  Yes, Jeff, I would say going into this summer and comparing it to last summer, if you look at the transaction market and asset values, you can probably split it up into, call it, three buckets. Call Bucket A, the iconic real estate, I think those asset values have probably held, give or take, flat. I don’t think they’ve increased, but I also don’t think they’ve materially declined as we’ve seen, especially from international buyers, there’s clearly an appetite for those types of assets.

I think Bucket Two would be assets where, and these could be urban core or they could be slightly more suburban, but they’re assets where you’re selling more of a story. Management’s available, you can

Sunstone Hotel Investors, Inc.

change the brand, and potentially there is a repositioning available. Those assets seem to continue to trade. It’s a little bit slower. And I would guess, asset values have probably declined there, call it, 0% to 5.0%.

And then the assets that have probably been most impacted comparing last summer to this summer or going into this summer is really the larger encumbered assets. You ask about the debt markets; over the course of the last year, the debt markets weakened quite a bit, especially right at the year end and at the beginning of this year. I think they’ve started to get a little better. And, you know, that clearly will have an impact on transaction volume and pricing. But those with the CMBS markets a little weaker now, that tends to hurt the larger encumbered assets a bit more. And where you’re seeing more balance sheet lending for the assets with more of a turnaround story.

(Jeff Donnelly):  That’s helpful. Thank you.

(John Arabia):  Thanks Jeff.

(Operator):  We will now go to Smedes Rose with Citi.

(Smedes Rose):  Hi, thanks. I just wanted to ask you a little bit about the pattern of group business, where you talked about increasing significantly in the second half, and it sounds like it’s very strong in the third quarter. Is there anything there that’s particularly driving that, in terms of maybe a citywide or some sort of easy comp to last year or is it just the way the business booked across the year?

(John Arabia):  Hey Smedes, how you doing? Couple of things transpiring there. Remember the third quarter of last year was a relatively weak quarter. And then, off the top of my head, Chicago picks up pretty meaningfully from a group perspective. I know that year-over-year second half of the year Chicago has 60,000 or so more citywide group room nights.

Sunstone Hotel Investors, Inc.

And as I said in the prepared remarks, it really comes down to our pace, which is up roughly 25% in the third quarter and 15% in the fourth quarter largely based on rooms that we believe, that if attrition remains where it is, and obviously that can always change, that we’re going to have significant compression in that third and fourth quarter. Marc, any other color?

(Marc Hoffman):  I mean, just the other color, is that when you look at our large pure convention hotels in Q3, we look very strong. So I mean if you look at D. C., Baltimore, Orlando, San Diego, our Hyatt Chicago, which does a lot of corporate business, and even our two Houston’s because of the large piece of training business that we’ve been able to secure, we have a majority of this as in-house business. And so when you add that on to citywide, it makes rate very, very strong third quarter.

(Smedes Rose):  Okay, that’s helpful.  The other thing I just want to ask you too, sorry if this probably makes you repeat stuff you’ve given on prior calls, but do you have a sense of what the supply is that would be competitive to you, just as you look across your portfolio over the next year or so?

(Robert Springer):  Yes. Excuse me. Sorry about that. You know, we do track and have a sense. I would say without going into every market, the markets that we have a focus on supply are markets that we’ve mentioned before, names like Chicago, New York City, Portland, where there is a good amount of supply coming on line. Another market where it’s not as directly impactful to us given the location of our hotel, but a CBD that has a lot of supply in the pipeline right now would be Philadelphia.

So those would be kind of the three to four markets where we are tracking larger amounts. And then the flipside of that, markets where supply remains very low, at least on the horizon, San Francisco, Baltimore, even New Orleans, although there’s been a relatively large amount of supply that has delivered, fortunately, it doesn’t appear to be continuing.

(Smedes Rose):  Okay, that’s helpful. Appreciate it.

Sunstone Hotel Investors, Inc.

(Operator):  And we will now go to Anthony Powell with Barclays.

(Anthony Powell):  Hi, good morning guys.

(John Arabia):  Hi, Anthony.

(Anthony Powell):  Hi. Why do you think corporate transient demand has varied so much by market? Do you think that some business travelers maybe taking advantage of discounting in certain markets to book hotel outside of their corporate policies at lower rates?

(Marc Hoffman):  Good morning, it’s Marc. I think that there is a combination of issues going on from a standpoint of trends. One, I think when you end up with lower overall demand due to weaker citywides, there are more rooms available and people are able to shop. I think the other thing is, that in some markets, I think over the last several quarters, everybody has been mixing out special corporate, because they haven’t needed them.

And many hotels, and almost the majority of our business hotels, went to something called premium pricing, which is we’re really not letting in corporate negotiated unless they pay BAR, RACK or small discount off. So I think there was probably a little bit of a squeeze where we were caught without that compression, but I don’t see it as a trend that’s going to continue moving forward for the rest of the year.

(Anthony Powell):  Thanks a lot. Moving on to San Diego, do you know Hilton’s plans regarding its 25% interest in the Bayfront Hotel? Are they planning to move that over to the REIT? Would you have any appetite for buying them out of their interest?

(John Arabia):  That would really be a question for them, Anthony, regarding their interest there. So we will explore investments as they come up, but nothing at all planned now.

Sunstone Hotel Investors, Inc.

(Anthony Powell):  That’s it for me. Thank you.

(Operator):  We will now go to Shaun Kelley with Bank of America.

(Shaun Kelley):  Hey, good morning guys. John, you mentioned both in the release and in your prepared remarks a little bit about discounting that you saw across the quarter. And while I think everybody sees that, because we see that the rates are not coming in quite as some of us probably underwrote, I don’t know if we all called it proactive discounting.

So I’m curious, could you just elaborate on exactly the behavior you’re seeing? And is it isolated to a handful of markets? And do you think it was just - do you think people are really chasing occupancy and willing to cut rates to do that or just how do you see the psychology going on the pricing front, I guess?

(John Arabia):  I think Chicago is a very good example of that in the first quarter. As citywides were weak, and probably even a little weaker than anticipated, and absolute occupancies remain low, what we saw was a fallback to certain operators focusing more on stealing share. And what you saw was the opening of more discounted channels than we hoped would be the case.

Now, we fully anticipate that to turn the corner, particularly Chicago in June and July, where we believe that operators sitting more in the position of strength as citywides rebound, as a summer travel season picks up, that level of discounting, we believe will go away or moderate.

(Shaun Kelley):  That’s helpful. And then maybe just one other follow-up, and provide as much detail as you can. I know everybody wants to give a different level of disclosure, but we’ve heard very mixed views on sort of the pattern some people are saying May is a little lighter and June is looking better. Other people are saying the opposite. I’m just sort of curious what you guys think you’re seeing from a pattern perspective in Sunstone’s portfolio.

Sunstone Hotel Investors, Inc.

(John Arabia):  Sure. For the quarter, our April is weakest of the months, picks up a little bit in May. And June would be the strongest of the three months.

(Shaun Kelley):  Great. Thank you very much.

(John Arabia):  Sure. My pleasure.

(Operator):  We will now go to Lukas Hartwich of Green Street Advisors.

(Lukas Hartwich):  Thank you.

(John Arabia):  Hey Lukas.

(Lukas Hartwich):  Good morning guys.

(John Arabia):  Morning.

(Lukas Hartwich):  Hey John, I was just hoping you could give us some high level thoughts on the prospects for M&A in the hotel REIT space?

(John Arabia):  Good question, Lukas. It’s never happened in the past and for various reasons. And unfortunately social issues are part of, probably one of the reasons that has not transpired, I would say, differential in multiples in a clear valuation premium that would make the map a lot easier.

And then there are also topics such as frictional cost of various encumbrances, which I won’t go into great detail about, but makes certain combinations more difficult. So while I have always been hopeful in the 20 years that I’ve been in the industry that we would eventually see consolidation, I think that there are a

Sunstone Hotel Investors, Inc.

number of impediments that have stopped it thus far. Even though, I do think it makes sense for certain shareholders for M&A to transpire.

(Lukas Hartwich):  What about appetite from private equity? Do you see appetite out there or the debt market is just not favorable enough to make it make sense?

(John Arabia):  We already have seen one trade, which you all are very aware of. I would say that the health of the credit markets probably works against privatization at this point. Although, it really depends on how big of a discount to NAV the shares trade at. I think when we were 30% to 40% roughly lower in share price, obviously private equity interest was high, but I believe that the natural reaction from management teams and board members is, why sell at such a discounted rate? So a very interesting conversation, but I do think that the private equity bid probably isn’t as strong as folks would hope.

(Lukas Hartwich):  That’s helpful. And then, Marc, maybe a question for you. Where are you seeing the most pressure in terms of expenses today?

(Marc Hoffman):  I think the most pressure, given the first and second quarter of lower growth, is really in benefits and in wages. And we all know what’s going on around the country as it relates to wages and most of our hotels are paying above most of these new minimum wage type numbers. I think most of that is in that area, more than anything else.

(John Arabia):  The flipside of that would be that we’ve actually seen benefit in utilities. We’ve seeing some benefit in insurance. Although, to be fair, those are much smaller numbers than wages and benefits as Marc spoke about.

(Lukas Hartwich):  Right. Hey Marc, just to follow up on that. So wage growth or the minimum wage increases, I know that not many hotel employees are at minimum wages. But, does that create pressure

Sunstone Hotel Investors, Inc.

for the employees that are maybe earning a little bit higher than minimum wage? Does the tide lift all boats or how does that filter through to labor costs for the hotel?

(Marc Hoffman):  It really is on a hotel-by-hotel basis and manager-by-manager basis. It absolutely does not mean that you get a ripple through the entire structure of the building. And we work hard to ensure that that does not occur. Separately, just as a side note, we continue to work aggressively at improving productivity around our portfolio. And we have a few significant tests and third-parties working with us now to make changes throughout our portfolio and continue to improve productivity to offset those labor challenges.

(Lukas Hartwich):  Great. That’s it for me. Thanks guys.

(John Arabia):  Thanks Lukas.

(Operator):  We will now go to Thomas Allen with Morgan Stanley.

(Thomas Allen):  Hi, just following-up on the last question. RevPAR came in at the line of guidance, EBITDA beat. Can you just talk about operationally some of the things that you were able to do to drive the margins up? Thanks.

(Marc Hoffman):  We worked very aggressively with our operators beginning early in January as we saw some of the forthcoming slowdown, particularly in labor, particularly in making sure that we were managing our food and beverage areas as strongly as possible. But mostly around labor, as it makes up the majority of our cost, and taking out the sort of things that weren’t completely necessary and “have to haves” during the quarter.

(Thomas Allen):  Okay. And then my second one just around the elevated levels of transient discounting. So do I understand your comments that a lot of that was related to just the first quarter seasonality with,

Sunstone Hotel Investors, Inc.

for example, the lack of citywides in Chicago, and so they should naturally get better or is this something that we should be paying attention to for the industry in general?

(John Arabia):  I would say it was more towards the first quarter, in which, as you say we had softness in Chicago, resulting in those markets, Chicago, New York, New Orleans, Houston, where we saw increased levels of discounting. As we move into the busier summer travel season or into markets that have more compression in citywides, I would not anticipate that those elevated levels of discounting would remain.

(Thomas Allen):  Okay. Helpful. Thank you.

(Operator):  We will now go to Rich Hightower with Evercore ISI.

(Rich Hightower):  Hey, good afternoon guys.

(John Arabia):  Hey Rich.

(Rich Hightower): So I want to hit on the M&A topic again for a second to follow-up on Lucas’s question. You mentioned private equity being a little more interested when discounts to NAV were in that 30% to 40% range, call it, towards the end of last year, early part of this year. Can you confirm that you entertained any offers at that point or can you add any color around that specifically as it relates to Sunstone?

(John Arabia):  No, we can’t comment.

(Rich Hightower):  Okay, thanks. And then back to the topic about group and transient and overall trends. Just given the, I guess, the group concentration in only a handful of hotels within the portfolio, and this may be a tough question to answer because I know the composition of the portfolio has changed over

Sunstone Hotel Investors, Inc.

time. But can you talk about how group bookings on the books at any given point, how good of a predictor that is for how the overall year plays out within Sunstone’s portfolio, overall?

(Marc Hoffman):  Yes, given that group is about 35% to 36% of our portfolio, it is a good predictor. Obviously, group does two major things. One, it fills in base business and secondly, acts as an engine to compress transient rates. So it is a predictor, and which is why we work hard to group up at this point of the cycle.

(Rich Hightower):  Okay. Thanks.

(Operator):  We will now go to Bill Crow with Raymond James.

(Bill Crow):  Hey, good morning guys. John, it seems to me that your group pace and your overall commentary about the second half of the year suggests no real impact from the Jewish holiday shift in the fourth quarter. Is that true? Am I reading too much into your comments? How do you see that playing out?

(John Arabia):  You’re probably reading too much into the comments. That specific group pace is at the hotels identified so should already have in them the shift in the calendar.

(Bill Crow):  Okay. So no reason to necessarily expect a big deceleration in RevPAR growth just going into the fourth quarter?

(John Arabia):  Our third quarter is a little bit stronger than our fourth quarter, and that’s what’s underlying our numbers. How much of that, Bill, is specifically the shift in the holidays, I just don’t have in front of me. But we’re looking at hard numbers for group pace, so we feel comfortable that third quarter, again on easy comps, should be our strongest quarter and the fourth quarter would be better than the first two, but a little bit worse than the third quarter.

Sunstone Hotel Investors, Inc.

(Bill Crow):  Okay. That’s it for me. Thanks.

(John Arabia):  Thanks Bill.

(Operator):  We will now go with Joseph Greff with JP Morgan.

(John Arabia):  Hey Joe, are you there?

(Operator):  Mr. Greff, we’re not able to hear you. Please check your mute function.  Okay, no response from Mr. Greff’s line. We will now move on to Chris Woronka with Deutsche Bank.

(Chris Woronka)::  Hey, good morning guys. Wanted to ask, as the Marriott-Starwood merger gets closer, you guys have a fair amount of Marriott stuff. How closely are you working with them to kind of make sure there’s no slippage either in the current operations or the bookings in terms of sales and things like that?

(John Arabia):  I think there is going to be significant benefits coming out of that merger that eventually will come to the owners of Marriott and Starwood hotels. Obviously, we will be focused on making sure that there is no slippage. Marc and our asset management team are very close with the Regionals, the General Managers, Directors of Sales and Marketing, and very simply, we look forward to working with Marriott and have already been in discussions about leveraging these value creation opportunities. So I think that this is going to play out over some period of time, it will not be immediate, but we’re optimistic.

(Chris Woronka)::  Okay. Great. And then on the Park Plaza, you know, any further thoughts on branding? I know we ask the question a lot. It seems like every quarter there’s more soft brands introduced. Does it get to a point where you worry that if you don’t do it, there’s some kind of disadvantage in terms of maybe other properties looking at and doing the same thing?

Sunstone Hotel Investors, Inc.

(Robert Springer):  No, it’s definitely something that we have spent time analyzing over our period of ownership of Boston, as well as during our diligence prior to buying it. And I’d say that for right now, the team remains steadfast on executing on our business plan on the renovation and operating the hotel independently for the time being.

We do like that the optionality is there for us, and it might be something that we do going down the road, but as of right now we’re focused on getting the renovation done. As you heard, I think it was in John’s comments, we actually took the last of the un-renovated rooms out of the inventory for renovations, so we’re at this point only selling renovated guest rooms, which is exciting for the hotel and for the hotel team and we look forward to see what we can achieve there as an independent hotel.

(Chris Woronka)::  Okay, fair enough. Just finally for me, how do you guys look at the Chicago market longer term? It seems like there is more supply. It seems like it’s really hard to push rate unless you have a great group calendar, and then there’s property taxes, and we just heard a lot of, some REITs kind of wonder whether it’s a great long-term market for public companies. How do you guys look at it?

(John Arabia):  You know, Chris, we’ll fine with our ownership percentage there. It is a good market; although, it has had struggles as of late. But I would remind you that that goes in waves, and there will be a time that Chicago has very strong group compression and rate compression. We feel fine with our ownership percentage there.

(Chris Woronka)::  Okay. Very good. Thanks guys.

(Operator):  We’ll now go to Bryan Maher with FBR & Co.

(Bryan Maher):  Yes, good morning. So, I’m curious, John, you have this very low amount of leverage, particularly relative to your peers that you commented on in your prepared comments. And I guess my question is, as you look at the industry and where we are in the cycle and just kind of the back story

Sunstone Hotel Investors, Inc.

there, how are you thinking about redeploying that availability, whether it becomes acquisitions or share buybacks down the road?

(John Arabia):  Bryan, I don’t know exactly how we will deploy it. The management team and the Board have discussed this very, very regularly. I do know though that what we’ve done is we’ve taken any defensive costs off the table, in the event that operating fundamentals fall off materially, we’re in a very, very good position.

And in one way, that’s when our offensive capabilities, I believe, will create the most shareholder value. If operating fundamentals continue to move along well, we have a significant amount of capital to deploy, and so in that regard I believe we win as well.

So I believe and the management team and the board believe very strongly in this later cycle, very low leverage structure because to us its asymmetric risk/reward, in that, if things get lot better, we win; if things get a lot worse, we do just fine. And in fact, that’s when we really can go on offense whether its acquisitions, whether its share repurchase, we just have a lot of options.

(Bryan Maher):  So how do you think about it? If we get into a drawn out, low RevPAR, 1%, 2%, 3% RevPAR growth environment for, let’s say, a couple of years, how do you think about keeping that low amount of leverage relative to where interest rates are? And if you’re leaving any money on the table earnings-wise by being so low levered for a real estate company?

(John Arabia):  You know, I don’t know if we are so levered for a hotel real estate company…

(Cross talk)

(John Arabia):  I’m sorry?

Sunstone Hotel Investors, Inc.

(Bryan Maher):  So lowly levered.

(John Arabia):  You know, under the scenario you paint, which I don’t believe will be the case, we obviously will evaluate those opportunities as they present themselves. Obviously, during that time period hotel values will change, our share price will change, to the extent that we start trading, if we do at a premium to NAV with both asset values and share prices changing, we will evaluate. To the extent that we continue to trade at a discount NAV, I believe that acquisitions are unlikely on the table. So, not trying to dodge the question or whatsoever, but I believe it really depends on what happens in the asset market, it depends on our share price. And our simple goal is not to grow the company, as it is to create shareholder value.

(Bryan Maher):  All right, thanks John.

(John Arabia):  Sure.

(Operator):  And we’ll take our last question from Ryan Meliker with Canaccord Genuity.

(Ryan Meliker):  Hey guys. I think this is probably mostly for Marc, but I’m just curious about, obviously, you talked about some of the slowing trends we’ve see in the business transient. You guys, when we think about everybody that’s reported and really even last quarter, the group booking pace is probably strongest across your portfolio, amongst all of your peers. Was there a concerted effort to group up going into this year, particularly in the back half of the year that helped drive that pace? In other words, Marc, do you get to take a bow for being right about where revenues need to be in the back half of the year to really drive outperformance?

(Marc Hoffman):  No, no bows. I think as we looked at the year and we continue to believe that at this stage in the cycle we encourage our operators to group up. That’s been a consistent theme of ours.

Sunstone Hotel Investors, Inc.

(Ryan Meliker):  And is that the same for 2017 as well, given where we are in the cycle and what you guys are seeing in uncertainties surrounding transient trends, even though you also mentioned earlier in this call that you feel good the transient is going to bounce back?

(Marc Hoffman):  Yes, absolutely. We’re grouping up in 2017.

(John Arabia):  Keep in mind, Ryan that it also comes down to geographic concentrations. When you look at 2017, for example, Washington D.C. should be very strong going into next year. The back half for this year with Chicago, much better than the first half of the year, Baltimore is supposed to have a good year this year, first couple of months of this year was not strong. So it also has to do with geographic concentrations, but I will say that Marc and Robert and David Horowitz, our asset manager in San Francisco and the entire team in San Francisco, where they have done a good job is they proactively, starting two years ago, filled the bucket in terms of group for 2016 and 2017. And I think that that provides us some protection, albeit not lumpy completely different than the market, but I believe it provides us some protection, for example, in San Francisco.

(Ryan Meliker):  No, that’s really helpful and then I guess just as a follow-up to that. As you fill the bucket for 2017, I mean you guys obviously have a really strong group booking pace for 2016. Do you expect your group pace to moderate next year or do you think that you’ll be able to maintain these high levels?

(Marc Hoffman):  You know, our current group pace for 2017 looks strong and is positive.

(Ryan Meliker):  Okay. That’s good to hear. That’s it for me. Thanks.

(John Arabia):  Got it.

(Operator):  And that does conclude our question and answer session. I will now turn the call back over to Mr. Arabia for any additional or closing remarks.

Sunstone Hotel Investors, Inc.

(John Arabia):  Thank you very much for your interest and support. And we look forward to seeing many of you at several of the upcoming conferences. Have a great day.

(Operator):  Ladies and gentlemen, this does conclude today’s conference. We thank you for your participation.

END